Exhibit 99.2
CORPORATE PARTICIPANTS
Ed Cohen
Atlas Pipeline Holdings, L.P. — Chairman and CEO
Rich Weber
Atlas Pipeline Holdings, L.P. — President and COO
Matt Jones
Atlas Pipeline Holdings, L.P. — CFO
Freddie Kotek
Atlas Pipeline Holdings, L.P. — EVP
CONFERENCE CALL PARTICIPANTS
Jack Collins
A.G. Edwards — Analyst
Yves Siegel
Wachovia Securities — Analyst
John Kang
RBC Capital Markets — Analyst
Alex Meier
Zimmer Lucas Partners — Analyst
Shai Meesman
VE Shaw — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Fourth Quarter 2006 Atlas Energy Resources Earnings Conference Call.
[OPERATOR INSTRUCTIONS]
I would now like to turn the presentation over to your host for today’s call, Mr. Ed Cohen, Chairman and CEO. Please proceed.

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
Hello, everyone. I am sorry that the firm sending out our news release has had some technical problems. We have been understanding that it is going out momentarily. But, I think most of this call because of its anomalous nature can be understood until you get to our CFO’s presentation, can be understood without reference to that material.
First of all, I would like to remind everyone that when used in this conference call, the words ‘believes’, ‘anticipates’, ‘expects’ and similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. We discuss these risk in our quarterly report on Form 10-Q and in our annual report, which will be filed shortly, also on Form 10-K. I would like to caution you also not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof and we are undertaking no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Now then, welcome to our first quarterly call for Atlas Energy Resources. Note, I am not calling this an earnings call. Our report here will not be in traditional form or in the format that our calls will take in future periods. The reason is that the December quarter, on which we are reporting, ended less than two weeks after the initial public offering of Atlas Energy on December 18, 2006.
On that date, Atlas America’s E&P division was transferred to Atlas Energy Resources, which is a pass-through entity for tax purposes. The terms of operation of our LLC as regards tax, transportation and other criteria, these terms are materially different from the prior operations of Atlas America’s E&P Division and therefore, the history of the E&P Division prior to December 18 is far from a precise record of how our Company’s operations would have been reported had we been public under the terms of acquisition for even a meaningful part of the fourth quarter.
Nonetheless, we will be filing a report on Form 10-K for the 2006 year. This 2006 year in fact, by any standards, was a great one for the E&P business which we have acquired. Matt Jones, our CFO, will share with you later some details of our financial results. But, bear in mind that this information will reflect the results of Atlas Energy’s predecessor private non-pass-through entity for all but two weeks of 2006.
I am just going to hit some highlights now. Total revenues reached $321 million for the 2006 year, an approximate 32% increase from the prior year. For the fourth quarter alone, revenues were up from $73 million in 2005 to $94 million in 2006. Net income for the fourth quarter was $21.7 million, up more than 50% from a mere $13.8 million for the three months ended December 31, 2005. Income for the full year reached $58.2 million as compared to $44.8 million for the prior full year.
As for our impressively high increases in production, acreage, reserves and other energy in this year, you will shortly hear a great deal of specifics from our President, Rich Weber. More significantly in my opinion, however, I would like to share some information with you on what is probably the most exciting development in many decades for the Appalachian Basin where we operate and for our Company, that is the continuing development of the Marcellus Shale. Undoubtedly, many of you have been following the exciting results relating to the few other companies that have been blessed with substantial Marcellus acreage.
Range Resources, for example, on acreage much of which is directly west of our Fayette holdings and where Range commenced drilling about a year earlier than we did, Range Resources suggested in their conference call two days ago that they have achieved reserves of 600 million to 1 billion cubic feet per vertical well. In all, they anticipate 2.5 to 5 trillion cubic feet of upside from some 410,000 net acres in their play.
Well, we have been busy too and are quite pleased with our results, although as I have indicated, we are still at a relatively early stage of development of our play. We have been accumulating substantial Marcellus acreage. In the past three months, we have added over 50,000 acres, bringing our total to over 157,000 acres prospective for the Marcellus. This represents potentially over 1,500 well locations and that’s all in addition to the 3,100 shallow locations we had previously positively identified.
We have enormously increased the size and scope of our land department to deal with this potential. In fact, we currently have over 60 landmen, actually landpersons, working on our behalf. We have now drilled our first three wells in the Marcellus. We have completed two of these wells and we are quite pleased with the results. Our third well will be completed shortly. We will be drilling several more vertical wells to the Marcellus in coming months and we are planning to drill and complete a total of approximately 50 additional Marcellus wells in the next year.
And now, Rich Weber will report on operations overall.

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
Thank you, Ed. We had an excellent year in 2006 from an operating standpoint. The two main drivers of our business, the amount of investor funds raised and the production of natural gas and oil, both showed strong increases for the year. During calendar 2006, we raised $218.7 million from our syndicated drilling programs, up from $157.9 million in 2005, a 38.5% increase. Our net production of natural gas and oil in 2006 on a natural gas equivalent basis totaled 9.85 Bcfe or billion cubic feet equivalent, which was 14% higher over the same period last year. These achievements were the result of a lot of hard work by our 370 employees and I would like to thank each of them for their superb efforts.

We look for another strong year in 2007. We are budgeting to raise [at least] $270 million in investor funds and expect production growth of 6% to 10% without the impact of potential acquisitions. Our direct investment drilling programs continue to be well received in the market. With over a 30-year history of offering direct investment drilling programs, Atlas has become the industry standard. During 2006, 80 broker dealers sold our programs to 5,467 investors in all 50 states, with an average ticket size of approximately $40 million.
Our capacity to raise drilling capital within this network is significantly greater than our $270 million budget this year. In fact, demand was so strong for our programs last year that we had to give allocations to broker dealers prior to marketing in order to avoid the chaos of a first come, first filled process. Drilling through investment programs are an important part of our business model because they generate consistent fee-based revenues that are not directly dependent on commodity prices and significantly enhance our rates of return on invested capital.
As I mentioned, production was up 14% in 2006, all from organic drilling activities. We spud 715 gross wells during the year, which was an 8% increase over 2005. However, during 2006, we were able to turn into line 865 wells. The difference between the number of spuds and wells turned into line was due principally to a few pipeline projects that were carried over from the fourth quarter of 2005 into 2006. For 2007, we are budgeting well spuds of 888 with turn-ons roughly equal to this total.
As of December 31, 2006, we had leases on 601,000 gross acres, of which 323,000 acres were undeveloped. On this acreage, our geologists have identified over 3,100 shallow drilling locations and as Ed mentioned, this inventory does not include any Marcellus locations at this point.
We currently have 24 drilling rigs for our — drilling rigs that are working for our account, of which 19 are drilling directly for Atlas and five are working directly for us through joint ventures. Of the 19 drilling rigs working directly for Atlas, 13 are under long-term contract. The rigs not under contract are all shallow rigs, which are plentiful in the market today.
In addition to these rigs, we have three other deep rigs under contract. Two of these rigs serve our activities in Crawford County, Pennsylvania and are down for repairs for the next few weeks. The third rig will begin drilling Marcellus wells for us in April. To support our plans to implement a development program in the Marcellus Shale later this year, that Ed referenced, we have agreed to purchase, in a 50/50 joint venture, two drilling rig packages specifically designed to drill these shale wells. Our joint venture partner will operate the rigs and we will receive 50% of those profits. We expect these rigs to be drilling for our account in the fourth quarter.
We managed to hold the average increase in our AFEs or our well costs to approximately 5% year-over-year. Increases in drilling and completion costs seem to have abated and we are expecting relatively flat costs in 2007. We bid out all of our tangible costs every couple of months and watch intangible costs such as drilling, site preparation, fracing services very closely. However, it is important to note that since we charge our partnerships at cost plus a 15% markup, we are largely insulated from rising well costs.
For the year ended December 31, 2006, our total proved reserves net to our interest ended up at 181 BCFE, a 5.5% increase over December 31, 2005. In order to conform to SEC guidelines, we used a weighted average flat price of $6.33 for natural gas versus a weighted average price of $10.84 last year. These weighted average prices do not take into account the value of our hedges, which Matt will discuss in a few minutes. The effect of lower prices obviously reduces our stated PV-10 value, but also reduces reserves since wells become uneconomic sooner.
As of December 31, 2006, we operated 229 Bcfe of proved developed reserves on behalf of our investment partners. Lastly, in December, we were able to extend our drilling agreement with Knox Energy through the end of 2007. This AMI permits Atlas to drill up to 200 additional net wells on approximately 212,000 acres in Tennessee between January 1, 2007 and December 31, 2007. As of December 31, 2006, we had drilled 108 — excuse me, 141 wells on this acreage. In anticipation of continuing our program in Tennessee and Southern Kentucky in 2008 and beyond, we have begun building our own acreage position in the area, and to date have approximately 15,000 acres leased.
I will now turn it over to our very able CFO, Matt Jones.

Matt Jones - Atlas Pipeline Holdings, L.P. — CFO
Thank you, Rich. I will briefly comment on the financial information that we provided in our press release that relate substantially to our predecessor companies and I hope that everyone has had an opportunity to receive and review of the press release for those listening on the call and distribute it or disseminate it otherwise. And then, I will provide a general overview of our income statement presentation so that investors may have a good basis from which to assess our performance in future periods.

First, our results for the year and quarter ended December 31, 2006 were consistent with our expectations, with adjusted EBITDA totaling $95 million and $26 million for the year end and quarter end respectively. We derive EBITDA and adjusted EBITDA by making certain adjustments to net income that are detailed in our press release and include depreciation, depletion and amortization, the cumulative impact of the change in accounting policy this quarter, and an adjustment to certain transportation charges that we incurred — that were incurred by our predecessor.
Importantly, had Atlas Resources been formed as a separately traded public enterprise on the first day of the fourth quarter and incorporated adjustments related to our predecessor, we would have generated sufficient distributable cash flow to cover our initial distribution rate of $0.42 per quarter with a comfortable margin. Year-over-year growth in EBITDA was driven primarily by increased drilling activity, increased production volumes and marginally higher commodity prices as Ed and Rich have addressed.
Our production costs were higher quarter-over-quarter on an absolute basis, but remained consistent with the fourth quarter of 2005 on a unit of production basis. Depletion costs increased on an absolute and unit basis because of increasing costs — increasing drilling costs that, with the depletion rate, are reflected cumulatively for increases over the last six to eight quarters.
Our balance sheet at quarter end included roughly $9 million of cash with almost no debt outstanding and nothing drawn against our committed revolving credit facility with $155 million borrowing base.
Moving to the income statement and to assist our investors with their review of our future performance, I will quickly review our key revenue sources. Our business model results and generation of well construction and completion, gas and oil production, the administration and oversight and well services revenues. Well construction and completion revenues are generated from our well drilling activities and will be influenced by overall drilling activity and drilling costs. The margin that we generate from this source of revenue is a function of our agreement with our partners in our drilling programs and has consistently averaged 13%. Gas and oil revenue is a function of our production results from the price that we received for the commodities that we produce. We attempt to stabilize the revenue stream that we generate from gas and oil sales through our hedging program, a summary of which is provided in the press release.
We currently have approximately 77% of our anticipated gas production for 2007 hedged in an estimated fixed price of $9.88. We have recently added to our positions by increasing our 2010 hedges to just under 30% of our 2007 estimated production at an average price of $8.79, and we have extended the duration of our hedges by hedging into 2011 now, where we have hedged 10% of our, again, 2007 anticipated production at $8.02. The estimates that we provide for our hedge positions will be influenced by a variety of factors, including changes in our production estimates, changes in our estimates of the BTU content of our gas, estimates of the average basis differential that we will receive and changes in the allocation of our hedges among our drilling partners and us.
Administration and oversight fees were paid to us for supervising and administering well drilling and development activities completed on behalf of our investors in our drilling programs. We receive a fee for each well that we drill, currently $15,000 per well. So, the absolute magnitude of revenue generated from this service will be a function of our drilling activity in any period.
Lastly, among our revenue categories, an important consistent and incrementally growing source to us is well service revenue. Well service revenues are paid to us on a recurring monthly basis for the life of the well included in our well syndication programs. As we add wells to our managed wells count, revenues generated from well trend higher in total. The gross margin that we generate from this segment tends to range between 45% and 50%.
With that brief review, I will turn the call back to Ed Cohen.

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
Thank you very much, Matt. I think we are ready now for questions.

QUESTION AND ANSWER

Operator
Thank you, sir. [OPERATOR INSTRUCTIONS] Your first question will come from the line of Jack Collins with A.G. Edwards. Please proceed.

Jack Collins - A.G. Edwards — Analyst
Good morning gentlemen.

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
Hi.

Jack Collins - A.G. Edwards — Analyst
Question, could you go into — I mean can you give us any more detail on Marcellus Shale play, you mentioned the initial two wells, you’re encouraged by the results, that type of thing, but any clarification as to the drilling plan, reserve potential? Are you guys endorsing the Range numbers that they have put out, just any more color that you could give us?

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
We chose our words carefully, Jack, because what we were really trying to say is we haven’t seen anything in our undertaking so far that is inconsistent with what others who have had more experience have experienced. So, we are in a early stage and it’s a stage at which we could have seen negatives, we haven’t seen the negatives, but our own information so far based on the two wells completed over a relative — within a relatively short period of time, would not allow us to make projections, but we are encouraged enough as you can see especially given the close geographical proximity and geological similarity to the undertakings of others to be planning an additional 50 wells.

Jack Collins - A.G. Edwards — Analyst
And the 50 planned, those are all verticals and the three you completed on vertical wells?

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
Yes. Our plans right now are for vertical. However, I have noticed that our working staff is increasingly intrigued with the possibilities of horizontal development. This is really one of the things that’s really exciting is it parallels a lot of knowledge that’s picked up on the Fayetteville Shale and of course, Range and others have done a majority of their undertakings on a horizontal basis. So, we are the beneficiaries, I think, of greatly increased technological skills that the operators have been able to attain over the last few years. Fortunately, it hasn’t been attained in our cost, but I think it will be to our benefit. And so, I would not rule out the possibility of horizontal drilling in the relatively near future, although we have no plans to do so.

Jack Collins - A.G. Edwards — Analyst
Okay. And then, with regards to the development plan, these will all be drilled within your partnership? Assuming you continue to get good data points, would you plan on developing them that way going forward or would you bring in another operator to drill the wells with you?

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO

No, we feel our skills are quite sufficient to undertake a — even a greatly enlarged program. You have to remember that we are, in terms of number of wells drilled and completed in the United States among the top ten and even in terms of footage of wells drilled and completed among the top 15 in the entire country. So, we have a vast store of knowledge and we can undertake to do this I think without the need for outside assistance.

Jack Collins - A.G. Edwards — Analyst
Okay. And then, one last quick one, I think for Rich, could you touch on the acquisition environment in Appalachia, what’s you are saying with regards to pricing that type of thing, is this the environment that you all would be buying assets in?

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
Well, I think that — I think the environment really hasn’t changed a whole lot over the last few years. We are seeing some — some activity. We will be very cautious in terms of how we allocate our acquisition budget and we are — we are looking at different properties. But, I don’t know if I can say anything more than that.

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
This is Ed again, Jack. I think you have to bear in mind that we are not looking necessarily for the same things that others are looking for. And therefore, the craziness of potential competitive bidding we hope will not adversely affect us because of the economics of our company and the fact that, our cost of finding and developing energy is so much lower than our competitors because of the profitability that we make through the direct placement programs.
We think that acreage for the programs, which might not be overwhelmingly appealing to competitors who are looking for homeruns and are willing to accept strikeouts, some of that acreage that we would be interested and they would not be interested in because we are a company that’s dedicated for our investors in certainty. And we get a lot of singles and doubles, but we try not to strike out. And so, our parameters being different, I think we have a real big advantage in this acquisition derby, if it gets as frenzied as it has in the pipeline MLP area.

Jack Collins - A.G. Edwards — Analyst
Very good, thank you.

Operator
Your next question comes from the line of Yves Siegel with Wachovia Securities. Please proceed.

Yves Siegel - Wachovia Securities — Analyst
Can you provide the CapEx budget for this year?

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
Yves, could you repeat the question? We weren’t able to hear well.

Yves Siegel - Wachovia Securities — Analyst
I am sorry. Do you have a revised CapEx budget for ‘06, I mean, for ‘07?

Matt Jones - Atlas Pipeline Holdings, L.P. — CFO
Yves, this is Matt. How are you? We do not — our original estimate for maintenance CapEx is one that we review continually, but we are sticking with that for the time being.
As far as the expansionary CapEx budget is concerned, the investment CapEx budget, we had said that, on our road show a couple of months ago, that we would probably spend roughly $45 million in investment capital. I think that both Ed and Rich mentioned that we are optimistic that certainly we will be drilling, maybe a little more aggressively into the Marcellus than we had mentioned some weeks ago and that potentially, we would — we are optimistic that perhaps we can raise more money through our drilling partnerships than we had anticipated several weeks ago. So, if those things occur, then perhaps, we will be increasing our investment capital budget and the results of all that may impact also our maintenance CapEx budget going forward, but for the time being, we are sticking with what we have stated previously.

Yves Siegel - Wachovia Securities — Analyst
Okay. Matt, could you just clarify a little bit for me the — the 50 wells that you plan to drill in the Marcellus Shale, will they be part of the drilling — have you decided those will be part of the drilling partnerships that you have or will they be outside the partnerships, number one? And then, number two, what sort of numbers should we use on the cost of drilling those wells?

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
This is Ed. I will answer the question about whether it’s within — within the partnerships. You have to remember, we drill on a 12-month basis and we don’t have partnership money available to us on a permanent basis. So, it’s our intention, not as a company ever to be competitive under prevailing circumstances with our own partnerships. And at such time as we have money from partnerships, we will be putting Marcellus wells we intend into the partnerships without exception. However, we may be drilling some Marcellus Shales for our own interest at such times as the partnerships are not operational. And Matt, as far as cost, you want to — or Rich?

Matt Jones - Atlas Pipeline Holdings, L.P. — CFO
Well, maybe, Yves, it — we are a little bit over $1 million in drilling and completion costs.

Yves Siegel - Wachovia Securities — Analyst
Okay.

Matt Jones - Atlas Pipeline Holdings, L.P. — CFO
Somewhere between that $1 million and $1.1 million for a vertical well.

Yves Siegel - Wachovia Securities — Analyst
And if I just, push forward a little bit —
Matt Jones - Atlas Pipeline Holdings, L.P. — CFO
We think that in — we think that in a full development cost — full development model, we believe those well costs can come down. Where they can go, it’s hard to say, but 10% to 15% reductions are not unrealistic.

Yves Siegel - Wachovia Securities — Analyst

I am sorry. What was the number of rigs that you have devoted to the Marcellus?

Matt Jones - Atlas Pipeline Holdings, L.P. — CFO
Right now, one.

Yves Siegel - Wachovia Securities — Analyst
Okay.

Matt Jones - Atlas Pipeline Holdings, L.P. — CFO
And at this point, we have intentions of having three rigs running in the fourth quarter.

Yves Siegel - Wachovia Securities — Analyst
Okay. And then, Rich, could you also just describe your criteria for acquisitions and in terms of what kind of size might you be looking at and are you necessarily looking beyond Appalachia? And also, where do you put that in terms of your priority list going forward in terms of what you want to accomplish this year?

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
Okay. I think from a size parameter standpoint, I don’t know that that’s an overwhelmingly driving criteria that we are looking at. We are really looking for situations that can bring great value to our company. And we would not — well, we would look outside of Appalachia for certain situations that really fit our mode. Obviously, long lived mature production would be attractive to us.

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
And of course, Yves, you should remember it’s not only looking, we have been receiving lots and lots of calls from people who are aware that we have particular parameters in mind. So, there’s good choice out there.

Yves Siegel - Wachovia Securities — Analyst
So, the last part of that question, so is this a high priority for you, you think, to get something done in ‘07 on the acquisition front?

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
It is a high priority, it’s not a high necessity. Our numbers work very well without any acquisition, and as I think Rich observed, we expect to see very substantial, very successful results, assuming no acquisition. The Lord willing, if we can find the type of acquisitions that we were able to do out of the box on the pipeline MLP, our results should be very, very encouraging to people who are following them.

Yves Siegel - Wachovia Securities — Analyst
And, Ed, just last question for me is, could you just talk about the JV on the rig acquisition, how many rigs and how big a transaction could it be and in terms of that JV, would you anticipate that you would — all the rigs that you buy would be for your account? Could you just elaborate a little bit more on what your thought process is there?

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
Rich is closer to the answer, so he’ll give the answer.

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
Sure. We are looking at two rigs, each are at about $4 million in a total rigged up capacity, if you will. So, $8 million total investment, our partner would contribute 50% of the capital. We would contribute 50% of the capital. All of these rigs will run for our account.

Yves Siegel - Wachovia Securities — Analyst
And just what kind of rigs are they, are they deep rigs?

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
They are rigs that are specifically designed to go after the Marcellus Shale.

Yves Siegel - Wachovia Securities — Analyst
Okay, thanks so much for your patience.

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
You bet.

Operator
[OPERATOR INSTRUCTIONS] Your next question will come from the line of John Kang with RBC Capital Markets. Please proceed.

John Kang - RBC Capital Markets — Analyst
Hi, good morning.

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
Hi, John.

John Kang - RBC Capital Markets — Analyst
How are you doing? I guess all of my questions have been answered, so let me ask a strategic type of question. What — obviously, you guys are very crazy about the Marcellus Shale. Any thought in terms of using that, monetizing it, and maybe trading it with one of the big E&P companies out there for long lived production that’s already on its tail end, that could boost your own production and distributions, as well as mitigate some of your decline?

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
I think that kind of a situation is of interest to us. But, we think we have the capacity to acquire it without I think having to trade in either Marcellus Shale. You read our mentality correctly. We haven’t increased our land department by so many dozens of people and we are not devoting so much attention to — we have virtually doubled our Marcellus holdings in the last six months. We had a good starting position that the — that history gave us, but we have been able to increase it enormously. So, our desire is to have a lot more Marcellus Shale and therefore, it doesn’t play into our game plan to any of it away. But, having said that, we are interested in the result that you were suggesting we might get for trading, but we think we can do it for dollars.

John Kang - RBC Capital Markets — Analyst
Okay. I thought so, but I figured I would ask. And I guess a quick maintenance question, what kind of well service fees are you receiving now on a monthly basis on the new wells, would you say?

Matt Jones - Atlas Pipeline Holdings, L.P. — CFO
In the new program, we receive about $400 a month for the new wells, which is somewhat of an increase from recent past.

John Kang - RBC Capital Markets — Analyst
Okay, thanks. And then, a last one for me is, you did say — if you were to venture outside of Appalachia, would you — would you guys also pick up mature oil properties as well?

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
I think if the properties fit within our company and we thought we could add value to the unitholders, absolutely.

John Kang - RBC Capital Markets — Analyst
Okay. Okay, great, thanks.

Operator
Your next question comes from the line of Sean Grant with Zimmer Lucas Partners. Please proceed.

Alex Meier - Zimmer Lucas Partners — Analyst
Hi, guys. It’s actually Alex.

Matt Jones - Atlas Pipeline Holdings, L.P. — CFO
Hi, Alex.
Alex Meier - Zimmer Lucas Partners — Analyst
Quick question for you. You guys talked about how you are going drill about 888 gross wells this year in your guidance. How many of those are Marcellus, is some of that —

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
Zero.

Alex Meier - Zimmer Lucas Partners — Analyst
Zero? Okay, so the 50 would be incremental to that.

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
Right.

Alex Meier - Zimmer Lucas Partners — Analyst
And you think you could do that all in ‘07, or is that some of that going to be in the first —

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
No, in the next 12 months, so we are already into March, as you know.

Alex Meier - Zimmer Lucas Partners — Analyst
Now, what was the impetus for really kind of ramping up drilling in the Marcellus based on just the results of two wells? I mean, usually people like to drill kind of a larger sample size. Are you kind of basing some of this off of the experience of Range as well?

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
Of course, we are basing it on the totality of circumstance. But, our immediate plan is to do perhaps half a dozen additional wells. We are obviously not blindly going to go forward. Our plans for 50 anticipate that the next half dozen will show characteristics similar to the first three. Thereafter, we’ll do another dozen. We’ll evaluate those. It’s really no different from the way in which we proceed. We’ve now drilled literally thousands of wells of the conventional sort, and the nice thing about Appalachia is that you get this boringly similar result. And so far, what everyone has seen in the Marcellus is a very similarity of characteristic. For example, even on the grapevine, there is not a report of a single, not a single unsuccessful — commercially unsuccessfully Marcellus well.
So, our thinking is that we are dealing with a phenomenon very similar to what over 100 years Appalachia has experienced, namely a very high degree of expectation so even though one never knows what lies beyond a single step out so that when we speak in terms of 3100 locations, we are not talking about the total number of locations that we are likely actually to have on our existing acreage, I’m talking about the shallow wells, but in expectation of what wells we’ve actually identified. So, in terms of the Marcellus, we probably would be able to say that we’ve identified perhaps half a dozen to a dozen locations. But, in terms of our planning, our planning is to do 50 wells within the next 12 months. I hope that’s helpful, Alex.

Alex Meier - Zimmer Lucas Partners — Analyst
No, absolutely. And I guess the last thing, I’m just — I just don’t know that much about underwriting rigs, how exactly are the economics going to work? I mean, is it ATN or ATLS that’s going to underwrite it, and how exactly would the arrangement work with the 50/50 JV? Apologies if you already answered this before.

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO

That’s okay. It’s pretty simple. Actually, it will be a subsidiary of ATN that will make the investment and quite frankly, the joint venture is going to borrow the entire $8 million and we would be — we would guarantee half of it and our partner would guarantee the other half. And of course, the rigs themselves will generate a margin that we will divide up every quarter.

Alex Meier - Zimmer Lucas Partners — Analyst
Okay. So, this is going to be kind of like a fee-based business. So, it’s not like the third party that’s going to be investing his is going to get like a royalty from your well or [inaudible] production?

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
No.

Alex Meier - Zimmer Lucas Partners — Analyst
Okay.

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
No, not at all. They’ll have no interest whatsoever in the production. This was simply an effort on our part to make sure that we had the equipment available to ramp up a program.

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
Yes, I think what we’ve seen, Alex, is that there has been an ability of the market to respond to the perceived need for shallow rigs. So, unlike some of our competitors, we never invested hundreds of millions of dollars in rigs to ensure that we would have a supply of rigs and in fact, we have a surplus of available shallow rigs. But, because of the feeding frenzy that’s going on relative to the Marcellus, there has been an absence of available rigs that can reach that depth, which for Appalachia, although not for the rest of the country apparently is relatively deep.
And so, that’s why Rich correctly observed that our joint venture is to produce rigs to drill specifically to the Marcellus Shale. And the reason it makes for a good relationship is that our joint venture partners have access to the crews and access to the expertise in operating and identifying available rigs and maintaining them, and we, of course, have the enormous need for having those rigs available. So, it’s a happy situation where their, call it, assets are combined with ours to produce a win-win for both sides.

Alex Meier - Zimmer Lucas Partners — Analyst
Great. Thanks so much guys.

Operator
[OPERATOR INSTRUCTIONS] Your next question comes from the line of [Shai Meesman] with [VE Shaw]. Please proceed.

Shai Meesman - VE Shaw — Analyst
Hi guys, just two quick questions. First of all, on the possibility of putting Marcellus Shale into the partnerships, are you expecting to collect the same economics on those partnerships as you are on your current wells?

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
Relatively. Don’t forget our fees vary with the depths and cost of wells. So, we’ll be getting the same 15% management fee for supervising and arranging and handling the drilling. But, if the well costs $1 million, obviously our fee in absolute terms will be that much higher. And all the other elements will be adjusted accordingly. But, the principle is exactly the same. And as I indicated, we are the largest investor in each of our wells and we will continue to be such. In the Marcellus, we probably will emerge with approximately — and Freddie Kotek, the master of this operation is with us, so I’m just going to ask Freddie to — we’ll emerge with 35% to 40% of each well.

Shai Meesman - VE Shaw — Analyst
And can you still contribute —?

Freddie Kotek - Atlas Pipeline Holdings, L.P. — EVP
We will — we might have a little bit less than that from a percentage wise, but a much better cost basis, and that’s because the Marcellus wells, when Rich indicated the $1 million cost, a significant portion of that is the fracing or the intangibles. So, we’ll be able to continue with our promoted interest, but — of 7%, we may end up putting in less than 25%. So, we’ll end up with a much higher promote, we’ll have a better cost per Mcf for us as a company in these Marcellus wells than in others. So, hopefully, they’ll be more profitable to us.

Shai Meesman - VE Shaw — Analyst
So, the 7% would be the same, but it would just be larger as a percentage of the capital that you invest.

Freddie Kotek - Atlas Pipeline Holdings, L.P. — EVP
Well, here is what I would say that, if you follow what Ed had talked about our drilling program, the next six wells or 12 wells are going to be, in a fund that we are doing of $200 million. To the extent we get our results from the wells and we understand our true economics and what those final costs will be and what the Mcfs are, we will always reserve the right to restructure the deal around those results. So, it would be — it would be imprudent of us to suggest that we would maintain this structure after we drilled our 50 wells I think, for right now, we are including them along the normal course and Atlas will benefit from them because of the splits between the intangibles and the tangibles will be much more beneficial. But we will look at the results and look at the costs and structure accordingly.

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
We are trying to follow the old adage that both bulls and bears get fat but pigs get slaughtered and our desire is to do right by our investors who have always done right by us and not to seek to appropriate 100% of this possible extraordinary good luck and profit for ourselves. We will make enough money even if we aren’t overly selfish.

Shai Meesman - VE Shaw — Analyst
Got you. And then, just one last question, can you just comment what you are seeing on drilling rig — the rates you are seeing on drilling rigs and on service rigs?

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
I don’t think that — we are starting to see rates stabilize. We haven’t really seen reductions yet, but there seems to be more and more equipment coming into our base every day.

Shai Meesman - VE Shaw — Analyst

And that’s for — you are seeing the same on both the drilling side and the service side?

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
I think — the answer is yes, although service rigs — when you speak of service rigs, you are talking about pressure pumping, fracing services, you are talking about?

Shai Meesman - VE Shaw — Analyst
No. More about, I guess, the workover stuff?

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
Yes. We still have a shortage, I think, in Appalachia of service rigs, but we are such a large producers that we are able to get that equipment and as I said, we see generally fuel cost stabilizing in ‘07 and — I hope that answered your question.

Shai Meesman - VE Shaw — Analyst
Okay. Thanks guys.

Operator
At this time, there are no more questions in the queue. I would like to turn the call back over to Mr. Ed Cohen for closing remarks.

Ed Cohen - Atlas Pipeline Holdings, L.P. — Chairman and CEO
We thank you all for participating and our next quarterly call will be one where the results will be purely our results and we will be able to give you I think more analytical direction. Thank you all.

Rich Weber - Atlas Pipeline Holdings, L.P. — President and COO
Thank you.

Operator
Ladies and gentlemen, this does conclude the presentation. You may now disconnect and have a great day.